EXHIBIT 99.1
ONCOTHYREON REPORTS SECOND QUARTER 2010
FINANCIAL RESULTS
SEATTLE, WASHINGTON — August 5, 2010 — Oncothyreon Inc. (NASDAQ: ONTY) today reported a net loss of $4.3 million or $0.17 per basic and diluted share for the quarter ended June 30, 2010, compared with a net loss of $6.3 million or $0.30 per basic and diluted share for the comparable period in 2009. Oncothyreon also reported a net loss of $5.1 million or $0.20 per basic and diluted share for the six months ended June 30, 2010, compared with a net loss of $8.8 million or $0.43 per basic and diluted share for the six months ended June 30, 2009. The decrease in net loss for the three and six months ended June 30, 2010 compared to the prior year periods was primarily attributable to a decrease in expense related to the change in fair value of warrant liability partially offset by increases in research and development and general and administrative expenses.
Research and development expenses increased to $2.8 million in the second quarter of 2010 from $2.0 million in the second quarter of 2009, and to $5.3 million for the first six months of 2010 from $2.7 million for the first six months of 2009, reflecting increased development and manufacturing activity for Oncothyreon’s product candidates PX-866 and ONT-10. General and administrative expenses increased to $1.8 million in the second quarter of 2010 from $1.7 million in the second quarter of 2009, and to $4.6 million for the first six months of 2010 from $3.5 million for the first six months of 2009. The increase in general and administrative expenses for the six month period was primarily the result of legal, accounting and consulting expenses related to regulatory compliance in the first quarter of 2010.
As of June 30, 2010, Oncothyreon’s cash, cash equivalents and short-term investments were $22.8 million, compared to $33.2 million as of December 31, 2009. The $10.4 million decrease was attributable to cash used in operations and capital expenditures.
Financial Guidance
Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.
Expenses in 2010 are expected to be higher when compared to 2009, primarily as a result of the more advanced clinical development of PX-866 and preclinical development activities for ONT-10, as well as the legal, accounting and consulting expenses associated with regulatory compliance in the first quarter of 2010. Oncothyreon currently expects cash used in operations in 2010 to be approximately $19 million. As a result, Oncothyreon estimates that its existing cash will be sufficient to fund operations for at least the next 12 months.

Pipeline Update
Stimuvax — In June, Merck Serono, a division of Merck KGaA of Darmstadt, Germany, and its U.S. affiliate, EMD Serono, Inc., resumed the worldwide clinical development program for Stimuvax® in non-small cell lung cancer (NSCLC), including the Phase 3 START and INSPIRE trials, following a decision by the U.S. Food and Drug Administration (FDA) to partially lift the clinical hold it placed on the Investigational New Drug (IND) application for Stimuvax in March 2010. Treatment of existing patients and enrollment of new patients in START is again underway at most centers. The clinical hold for the Phase 3 STRIDE trial in advanced breast cancer was not lifted by the FDA, and in July Merck Serono decided to close this trial.
PX-866 — Phase 1 clinical trial data for PX-866, an irreversible inhibitor of PI-3 kinase, were presented at the American Society of Clinical Oncology meeting in June. The trial was an open-label, dose escalation study in patients with advanced metastatic cancer of both an intermittent and a continuous dosing schedule, including an expansion cohort at the maximum tolerated dose for each schedule.
PX-866 was well-tolerated in both arms of this trial. The most common adverse events were mild to moderate in severity, and included diarrhea, nausea, vomiting, fatigue and reversible elevation of liver enzymes. There was no significant increase in adverse events noted in patients receiving more than two cycles of treatment in either arm of the trial.
In the continuous dosing arm, 6 of 8 patients evaluable at the time of the presentation (or 75 percent) had stable disease as the best response. In the intermittent dosing arm, 7 out of 45 evaluable patients (or 16 percent) experienced stable disease. Enrollment of additional patients in the continuous dosing arm has now been completed; additional data will be presented at the 22nd EORTC-NCI-AACR symposium on “Molecular Targets and Cancer Therapeutics” to be held in Berlin November 16-19, 2010.
Oncothyreon also announced its Phase 2 development program for PX-866. The first of four planned trials, a Phase 1/2 trial of PX-866 in combination with docetaxel, is expected to begin in the third quarter of 2010.
ONT-10 — Pre-clinical studies continue for Oncothyreon’s therapeutic vaccine product candidate targeting MUC1, which has the potential to be developed for the treatment of several solid tumors. Oncothyreon currently plans to file an IND for ONT-10 in the latter part of 2011.
Conference Call and Webcast
Oncothyreon Inc. (Nasdaq: ONTY) will conduct a conference call to discuss its second quarter 2010 financial results today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on the Oncothyreon website.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.
Forward-Looking Statements
In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.
Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2101
http://www.oncothyreon.com

Oncothyreon Inc.
Consolidated Statements of Operations Data
(in thousands except per share amounts)
(unaudited)

	Three Months ended		Six Months ended
	June 30		June 30
	2010	2009	2010	2009
Revenue

Licensing revenue from collaborative agreements	$4	$4	$9	$8

Licensing, royalties and other revenue	—	27	—	27

Total revenue	4	31	9	35

Expenses

Research and development	2,768	1,995	5,287	2,675

General and administrative	1,833	1,745	4,640	3,496

Depreciation	121	67	233	132

Total operating expenses	4,722	3,807	10,160	6,303

Loss from operations	(4,718)	(3,776)	(10,151)	(6,268)

Other (income) loss

Investment and other, net	(12)	54	(52)	34

Change in fair value of warrant liability	(366)	2,502	(4,987)	2,502

Total other (income) loss	(378)	2,556	(5,039)	2,536

Net loss	$(4,340)	$(6,332)	$(5,112)	$(8,804)

Basic and diluted loss per share	$(0.17)	$(0.30)	$(0.20)	$(0.43)

Weighted average number of common shares outstanding (in thousands)	25,753	20,984	25,753	20,243

Oncothyreon Inc.
Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	June 30, 2010	December 31, 2009
Cash, cash equivalents	$22,793	$33,218
Total assets	$27,951	$38,225
Total long-term liabilities	$5,779	$10,732
Stockholders’ equity	$20,917	$25,418
Common shares outstanding (in thousands)	25,753	25,753